SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                 ______________

                                   FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)          August 12, 1997
                                                 -------------------------------


                        THE VILLAGE GREEN BOOKSTORE, INC.
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               (Exact Name of Registrant as Specified in Charter)


          New York                 0-16007                  16-1181167
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(State or Other Jurisdiction     (Commission             (IRS Employer
     of Incorporation)           File Number)            Identification No.)


1357 Monroe Avenue, Rochester, New York                       14618
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(Address of Principal Executive Offices)                    (Zip Code)


Registrant's telephone number, including area code       (716) 442-1151
                                                   -----------------------------



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          (Former Name or Former Address, if Changed Since Last Report)






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ITEM 5.  PRESS RELEASE

     On August 12, 1996, the Registrant issued the following press release:

     ROCHESTER, N.Y. (8/12/97) - An Upstate New York-area icon, Village Green Bookstores, has announced that two of its locations will host an inventory reduction sale beginning August 14. Proceeds from the sale will be used to strengthen the Rochester-based retailer's cash flow and to pay-down a portion of its obligations.

     Village Green president Raymond Sparks noted that minimum discounts of 20% will be offered on $2 million worth of books and related products in the company's Elmwood Ave. Buffalo store, and at its Wegman's Plaza store in Perinton, N.Y.

     He added that although the underperforming Buffalo and Perinton locations are expected to close after the sale, Village Green's Rochester, N.Y. store, located on Monroe Ave, and Doyleston, Pa. store at 16 South Main Street, will remain open.

     Sparks  noted that  operations  at the  25-year-old  company's  Buffalo and
Perinton locations have lagged, "primarily due to competition from the 'category-killer' superstores, as well as tightened payment terms imposed by publishers . . . We're taking this action with a great deal of regret after considering all of our options."

     The  company  has  retained   Cranford,   N.J.-based  Fox   Productions  as
consultants to manage the sale.

      During this one-time sale, which will run until all the inventory is sold, both stores will accept cash and all major credit cards, but not personal checks. Store hours during the sale will be 9 a.m. to 8 p.m. from Monday through Friday, 9 a.m. to 9 p.m. on Saturday, and 10 a.m. to 6 p.m. on Sunday.

     The Buffalo store is located at 765A Elmwood Avenue. The Perinton store is located at the corner of Routes 31 and 250, in Wegman's Plaza.

     Boston Stock Exchange Symbols: Common Stock-VGB; Warrants-VGBW

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 The Village Green Bookstore, Inc.


Date:  August 18, 1997           By: /s/ Raymond C. Sparks
                                    --------------------------------------------

                                    Name: Raymond C. Sparks
                                    Title: President and Chief Executive Officer